Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

FEBRUARY 2, 2012

CHESAPEAKE MIDSTREAM PARTNERS, L.P. ANNOUNCES PRICING OF

SECONDARY PUBLIC OFFERING OF COMMON UNITS

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 2, 2012 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced the pricing of an underwritten public offering of 9,250,000 common units representing limited partner interests owned by Global Infrastructure Partners (GIP). GIP offered the units to the public at $28.70 per unit and has granted the underwriters a 30-day option to purchase up to 1,247,003 additional common units.

The Partnership will not receive any of the net proceeds from this offering and the number of outstanding common units will remain unchanged. The offering was made under the Partnership’s effective shelf registration statement on Form S-3, as amended, filed with the Securities and Exchange Commission.

Citigroup, Morgan Stanley, BofA Merrill Lynch and Barclays Capital acted as joint book-running managers for the offering. A copy of the prospectus supplement and related prospectus may be obtained from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Dept., or by calling (800) 831-9146 or by e-mailing batprospectusdept@citi.com. The documents may be accessed when available on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and related prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This press release includes forward-looking statements that relate to, among other things, the offering of common units. Forward-looking statements give our current expectations or forecasts of future events. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our 2010 Annual Report on Form 10-K and in the other reports we file with the Securities and Exchange Commission.

INVESTOR CONTACT: Dave Shiels, CFO (405) 935-6224 dave.shiels@chk.com	MEDIA CONTACT: Michael Kehs (405) 935-2560 michael.kehs@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	CHESAPEAKE MIDSTREAM PARTNERS, L.P. 900 N.W. 63rd P.O. Box 18355 Oklahoma City, OK 73154